EXHIBIT 10.1
SEPARATION AND RELEASE AGREEMENT
     THIS SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is entered into as of October 29, 2007, by and between Gregory Clendenin (the “Employee”) and Sunair Southeast Pest Holdings, Inc., a Florida corporation (the “Company”).
WITNESSETH:
     WHEREAS, the Employee was employed by the Company to serve as the Chief Executive Officer of the Company and Middleton Pest Control, Inc. (“Middleton”), a wholly-owned subsidiary of the Company, pursuant to an employment agreement dated June 7, 2005 (the “Employment Agreement”);
     WHEREAS, the Employee has decided to retire and has resigned from all positions that he holds with the Company as an executive officer and employee effective of October 29, 2007 and will receive compensation pursuant to the terms and conditions contained herein;
     NOW, THEREFORE, Employee and the Company, intending to be legally bound hereby and in consideration of the promises contained herein, do hereby agree as follows:
     1. RESIGNATION. The Employee agrees to resign (i) from his position as the Chief Executive Officer of the Company, (ii) from his position as the Chief Executive Officer of Middleton and (iii) from any other positions that he holds with the Company, Middleton or any other affiliated companies (“Affiliated Companies”) of the Company or Middleton, effective as of the end of the business day on Monday, October 29, 2007 (the “Resignation Date”). The Employee acknowledges and agrees that after the Resignation Date, he will not have the authority to represent or bind the Company, Middleton or any affiliated companies as an officer or employee.
2. TERMINATION OF EMPLOYMENT AGREEMENT AND OPTIONS.
          2.1 Employee acknowledges and agrees that this Agreement shall serve to terminate his employment agreement (“Employment Agreement”) with the Company dated June 7, 2005, except as described herein, and this Agreement sets forth all of the compensation payable to him effective as of the date of this Agreement.
          2.2 The Employee acknowledges and agrees that except for certain compensation earned in October, 2007, but not yet paid, the Company has paid him all wages and any other compensation that is payable to him under his Employment Agreement, including but not limited to all salary payments, bonuses, incentive compensation, reimbursement for his business expenses and vacation pay, to which he is entitled under the Employment Agreement or otherwise in connection with his employment with the Company. The Employee further acknowledges that, except as described in this Agreement, his eligibility to participate in any of the Company’s benefit programs, including, but not limited to, participation in (a) the Company’s bonus plan, described in Section 3(b) and Exhibit A of the Employment Agreement, (b) employee benefits plans, such as 401(k), savings, pension, shared and deferred compensation plans and (c) health insurance benefits, such as medical, dental, hospitalization, disability, life insurance and other plans offered to the Company’s executives, have been terminated as a result of the termination of the Employment Agreement.

          2.3 The Employee agrees that he will have until October 29, 2008, to exercise any vested options (“Vested Options”) that have been granted to him by Sunair Services Corporation, a Florida corporation (“Sunair”), the parent of the Company, during the term of his employment with the Company. The Employee acknowledges and agrees that the only Vested Options that he owns as of the date of this Agreement are as follows: options to purchase 23,812 shares of Sunair’s common stock at an exercise price of $ 11.40 per share. The Employee agrees that any of the Vested Options, listed in this Section 2.2, which the Employee has not exercised by October 29, 2008 will be deemed to be cancelled, null and void at the end of the business day.
          2.4 The Company and the Employee acknowledge the termination of the Employment Agreement, except for the covenants and obligations set forth in Sections 7 through 12 of the Employment Agreement, which by their terms survive the termination of the Employment Agreement and are incorporated herein by reference. The Employee acknowledges and agrees that he will comply with the obligations and covenants set forth in Sections 7 through 12 of the Employment Agreement for the applicable time periods set forth in the Employment Agreement. The Employee acknowledges that his covenants and obligations set forth in the Stock Purchase Agreement (“Stock Purchase Agreement”) dated June 7, 2005 by and among the Company, the Employee, Charles P. Steinmetz and certain trusts associated with the Employee and Charles P. Steinmetz, which by their terms survive the closing of the Stock Purchase Agreement, including but not limited to Section 7(d) of the Stock Purchase Agreement (the “Applicable Provisions”), continue to apply to him and will remain in effect until June 6, 2010. The Employee agrees that the Applicable Provisions of the Stock Purchase Agreement are incorporated into this Agreement by reference.
          2.5 The Company and the Employee have agreed to enter into a consulting agreement (“Consulting Agreement”) for a period of twelve months after the Resignation Date pursuant to which the Employee will provide consulting services to the Company and the Affiliated Companies in areas of his expertise and on matters in which he was involved while employed by the Company.
3. SEVERANCE PAYMENTS.
          3.1 Severance Payment. In consideration of the covenants set forth herein, the Company agrees to pay the Employee a severance payment equal to an aggregate of $91,500.00, which represents (a) a severance payment of $76,500.00 and (b) twelve months of COBRA reimbursement payments, which is equal to $15,000.00, to be paid over a six-month period, in accordance with the Company’s normal payroll practices beginning on November 16, 2007, and ending on May 16, 2008. All compensation payable to the Employee hereunder is stated in gross amounts and shall be subject to all applicable withholding taxes, other normal payroll and any other amounts required by law to be withheld.
          3.2 Benefits. The Company will provide the Employee with information regarding any benefits which may be converted to individual coverage and/or coverage which includes his spouse in accordance with Consolidated Omnibus Budget Reconciliation Act

           (“COBRA”) regulations. Employee acknowledges and agrees that he will not be entitled to any perquisites, benefits or other compensation whatsoever after the Resignation Date, except as described in this Agreement.
          3.3 Compliance with Obligations. The Company’s obligations to make payments to the Employee under this Agreement is conditioned upon the Employee’s compliance with all of his covenants and obligations contained in (a) this Agreement, including but not limited to Sections 7 through 12 of the Employment Agreement and the Applicable Provisions of the Stock Purchase Agreement, which are incorporated by reference into this Agreement and Mutual Release (b) the Consulting Agreement.
     4. WAIVER AND RELEASE. For good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Employee, including the payments to the Employee as described in Section 3, Employee hereby agrees that his separation of employment from the Company was not due in any way to age or any other type of discrimination or any wrongful act of the Company, and Employee and his Releasors, as hereinafter defined, do hereby voluntarily and fully release and forever discharge the Company, Middleton, Sunair, any Affiliated Companies, together with their respective past and current predecessors, successors, shareholders, officers, directors, employees, attorneys, trustees, insurers, representatives, contractors, representatives, related organizations, affiliates and subsidiaries (collectively, the “Released Parties”), jointly and individually, from any and all claims, demands, debts, causes of action, claims for relief, and damages, of whatever kind or nature, known or unknown, developed or undeveloped, which Employee had, now has or may hereinafter have from the beginning of the world to the date hereof, including, without limitation, all claims and all rights which the Employee may have under Title VII of the Civil Rights Act of 1964; the Equal Employment Opportunity Act of 1972; the Civil Rights Act of 1991; the Age Discrimination and Employment Act of 1967; the Employee Retirement Security Act 42 U.S.C. ss. 1981; the Older Workers’ Benefit Protection Act; the Americans with Disabilities Act; the Family Medical Leave Act of 1993; the Equal Pay Act; the Fair Labor Standards Act; and any and all other federal and state statutes which regulate employment; and the laws of contracts, tort and other subjects.
     5. RELEASED PARTIES AND NO ADMISSION OF LIABILITY. For purposes of paragraph 4, “Releasors” shall mean, collectively, the spouse of the Employee and the Employee’s dependents, heirs, executors administrators and assigns, past and present and each of them and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, successors, assigns and all persons acting by, through, under or in connection with them, past and present. Execution of this Agreement and payment of the payments specified in paragraph 3 of this Agreement does not constitute an admission by any Released Party of any violation of any civil rights or other employment discrimination statute, or any other legal statute, provision, regulation, ordinance, order or action under common law. Rather, this Agreement expresses the intention of the parties to resolve all possible issues and other claims related to or arising out of Employee’s employment by the Company without the time and expense of litigation.
     6. GOVERNING LAW. The law of the State of Florida shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties. This Agreement and the Consulting Agreement constitute the entire agreement and understanding between the Employee and the Company regarding the Employee’s resignation from employment with the Company. Any agreement to amend or modify the terms and conditions of this Agreement must be in writing and executed by the parties hereto. This Agreement may be specifically enforced in judicial proceedings and may be used as evidence in a subsequent proceeding in which a breach is alleged.
     7. CONFIDENTIALITY. The Employee agrees that he will keep confidential all information regarding the Company, its business operations and this Agreement, including, but not limited to, information about pricing, customers, current and former employees and will not disclose such information to anyone unless such information is published and becomes public knowledge (other than through or by the Employee on his behalf), (ii) required by legal process in formal legal proceeding or (iii) to the extent necessary to report income to the appropriate taxing authorities. The provisions of this paragraph are in addition to, and not in lieu of, any other obligations of confidentiality entered into by the Employee and the Company, Middleton and/or any Affiliated Companies.
     8. NON-DISPARAGEMENT. (a) The Employee agrees that he will not directly or indirectly, individually or in concert with others for a period of five years from the date of this Agreement, (i) disparage, interfere with or attempt to interfere with, the reputation, goodwill, services or business of the Company or any of the Affiliated Companies and/or the stockholders, directors, officers, employees, agents or representatives of the Company or any Affiliated Companies or (ii) engage in any conduct, take any actions or make any statements (oral or written) to the public, future employers, customers, vendors, the investment community, the media, current, former or future employees or the Company or any Affiliated Company, or any other third party whatsoever that is calculated to have, or reasonably likely or possibly having, the effect of undermining, disparaging or otherwise reflecting negatively or could reasonably be considered to undermine, disparage or reflect negatively, on the Company or the Affiliated Companies or the reputation, goodwill, services and business of the Company or the Affiliated Companies.
          (b) The Company agrees that it will not directly or indirectly, individually or in concert with others for a period of five years from the date of this Agreement, (i) disparage, interfere with or attempt to interfere with, the reputation, goodwill, services or business of the Employee or (ii) engage in any conduct, take any actions or make any statements (oral or written) to the public, future employers, customers, vendors, the investment community, the media, current, former or future employees or the Company or any Affiliated Company, or any other third party whatsoever that is calculated to have, or reasonably likely or possibly having, the effect of undermining, disparaging or otherwise reflecting negatively or could reasonably be considered to undermine, disparage or reflect negatively, on the Employee or the reputation, goodwill, services and business of the Employee.
     9. KNOWING AND VOLUNTARY SETTLEMENT. IN EXECUTING THIS AGREEMENT, EMPLOYEE HEREBY REPRESENTS THAT HE HAS BEEN AFFORDED A REASONABLE OPPORTUNITY TO CONSIDER THIS AGREEMENT; THAT HE HAS COMPLETELY AND CAREFULLY READ THIS AGREEMENT; THAT HE HAS BEEN ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY OF HIS OWN CHOICE PRIOR TO EXECUTING THIS AGREEMENT,

AND RELIED ON THE LEGAL ADVICE OF HIS ATTORNEY; THAT HE HAD THE OPPORTUNITY TO HAVE AN ATTORNEY EXPLAIN TO HIM THE TERMS OF THIS AGREEMENT; THAT HE KNOWS AND UNDERSTANDS THE CONTENTS OF THIS AGREEMENT; THAT THE TERMS OF THIS AGREEMENT ARE SATISFACTORY TO AND FULLY UNDERSTOOD AND VOLUNTARILY ACCEPTED BY HIM.
     10. EFFECT OF SETTLEMENT AND INTERPRETATION. The Company and Employee intend this Agreement to be legally binding upon and inure to the benefit of each of them and their respective heirs, administrators, executors, successors and assigns. The language of this Agreement shall be construed as a whole, according to its fair meaning and intent and not strictly for or against any party hereto, regardless of who drafted or was principally responsible for drafting this Agreement. The recitals contained at the beginning of this Agreement are expressly made a part of this Agreement. Headings are for convenience only and should not be used in interpreting this Agreement.
     11. SEVERABILITY AND JURY WAIVER. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, including the general release language, such provision shall immediately become null and void, leaving the remainder of the Agreement in full force and effect. However, if any portion of the general release language is ruled to be unenforceable for any reason, the Company may request that all or a portion of the consideration paid to the Employee pursuant to paragraph 3 of this Agreement be repaid by the Employee. The Company and the Employee each knowingly, intentionally, and irrevocably waive any and all rights to a jury trial for any litigation or legal proceeding in any way relating to or arising out of this Agreement or the Employment Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the aforesaid parties have hereunto set their hands and seals as of the day below written.

SUNAIR SOUTHEAST PEST HOLDINGS, INC.
By:	/s/ John J. Hayes
	Name:	John J. Hayes
	Title:	President

EMPLOYEE
/s/ Gregory Clendenin
Gregory Clendenin

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